SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

Northwest Indiana Bancorp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 17, 2002
ANNUAL MEETING OF SHAREHOLDERS APRIL 17, 2002
ELECTION OF DIRECTORS (Proposal No. 1)
COMPENSATION OF AND TRANSACTIONS WITH OFFICERS AND DIRECTORS
RATIFICATION OF APPOINTMENT OF AUDITORS (Proposal No. 2)
SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SHAREHOLDER PROPOSALS
ANNUAL REPORT ON FORM 10-K
INCORPORATION BY REFERENCE
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

NorthWest Indiana Bancorp
9204 Columbia Avenue
Munster, Indiana 46321
(219) 836-9690

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 17, 2002

     Notice is hereby given that the Annual Meeting of Shareholders ofNorthWest Indiana Bancorp (the “Company”), will be held at the Center forVisual & Performing Arts, 1040 Ridge Road, Munster, Indiana, on Wednesday,April 17, 2002, at 8:30 A.M., for the following purposes:

(1) To elect four directors;

(2) To ratify the appointment by the Board of Directors of Crowe,Chizek and Company LLP as auditors for the year ending December 31, 2002;and

(3) To consider and act upon any other business as may properly comebefore the meeting or any adjournment thereof.

     All shareholders of record at the close of business on February 28, 2002will be entitled to vote at the meeting or any adjournment thereof.

     It is important that your shares be represented at this meeting. Whetheror not you expect to be present, please fill in, date, sign and return theenclosed proxy card in the accompanying addressed, postage-prepaid envelope. In order to avoid the additional expense of further solicitation, we ask yourcooperation in mailing your proxy card promptly. If you attend and vote at themeeting, your proxy will be canceled.

JON E. DEGUILIO,
Executive Vice President and Secretary
Dated: March 18, 2002

(ANNUAL REPORT CONCURRENTLY MAILED)

NorthWest Indiana Bancorp
9204 Columbia Avenue
Munster, Indiana 46321
(219) 836-9690

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
APRIL 17, 2002

     This Proxy Statement is furnished in connection with the solicitation bythe Board of Directors of NorthWest Indiana Bancorp (the “Company”), of proxiesto be voted at the Annual Meeting of Shareholders (the “Meeting”) to be held at8:30 A.M., on Wednesday, April 17, 2002, at the Center for Visual & PerformingArts, located in Munster, Indiana, for the purposes set forth in theaccompanying Notice of Annual Meeting. The Board of Directors knows of nomatters, other than those reported below, which are to be brought before theMeeting. However, if other matters properly come before the Meeting, it is theintention of the persons named in the enclosed form of proxy to vote such proxyin accordance with their judgment on such matters.

     At the close of business on February 28, 2002, the record date for theMeeting, there were 2,729,110 shares of the Company’s Common Stock outstandingand entitled to vote at the Meeting. On all matters, including the election ofdirectors, each shareholder will have one vote for each share held.

     If the enclosed form of proxy is executed and returned, it maynevertheless be revoked at any time prior to the time it is voted. A proxy maybe revoked by written notice to the Company’s Secretary or by attendance at theMeeting. Unless revoked, a proxy will be voted at the Meeting in accordancewith the instructions thereon, or, if no instructions are given, FOR theelection as directors of all nominees listed under Proposal 1 and FOR all otherProposals. Directors will be elected by a plurality of the votes cast. Eachother proposal is subject to the vote of the holders of a greater number ofshares favoring such proposal than those opposing it. A proxy may indicatethat all or a portion of the shares represented by such proxy are not beingvoted with respect to a specific proposal. This could occur, for example, whena broker is not permitted to vote shares held in street name on certainproposals in the absence of instructions from the beneficial owner. Sharesthat are not voted with respect to a specific proposal will be considered asnot present and entitled to vote on such proposal, even though such shares willbe considered present for purposes of determining a quorum and voting on otherproposals. Abstentions on a specific proposal will be considered as present,but not as voting in favor of such proposal. Because none of the proposals tobe considered at the meeting requires the affirmative vote of a specifiednumber of outstanding shares (they require only a plurality or a majority ofthe shares voted), neither the non-voting of shares nor abstentions on aspecific proposal will affect the determination of whether such proposal willbe approved.

     The cost of this solicitation will be borne by the Company. In additionto solicitation by mail, the Company’s directors, officers and regularemployees may solicit proxies personally or by telephone without additionalcompensation. It is expected that this Proxy Statement and the accompanyingNotice of Annual Meeting and form of proxy will first be mailed to shareholderson or about March 18, 2002.

ELECTION OF DIRECTORS
(Proposal No. 1)

Nominees

     The Board of Directors is comprised of eleven directors divided into threeclasses, two of which have four directors each and one of which has threedirectors, with the term of one class expiring each year. Each director servesuntil the annual meeting of shareholders held in the year that is three yearsafter such director’s election and thereafter until such director’s successoris elected and qualified. There currently is one vacancy on the Board ofDirectors, which will not be filled at the Meeting and will remain vacant forthe foreseeable future. Each of the Company’s directors also serves on theBoard of Directors of the Company’s wholly owned subsidiary, Peoples Bank SB(the “Bank”), for a term running concurrently with his or her term on theCompany’s Board of Directors.

     The nominees for election this year are Frank J. Bochnowski, Lourdes M.Dennison, Joel Gorelick and Gloria C. Gray. Each has been nominated by theBoard of Directors for election as a director for a term to expire at the 2005annual meeting of shareholders and until his or her successor is elected andhas qualified. It is the intention of the persons named in the accompanyingform of proxy, absent contrary instructions thereon, to vote such proxy for theelection to the Board of Directors of these four individuals. Each nominee hasconsented to be named herein and to serve as a director if elected. However,if any nominee becomes unavailable for election, it is the intention of thepersons named in the accompanying form of proxy to nominate such other personas director as they may in their discretion determine, in which event theshares will be voted for such other person.

     Unless otherwise indicated in a footnote to the following table, theprincipal occupation of each director and nominee has been the same for thelast five years, and each such director or nominee possesses sole voting andinvestment power with respect to the shares of Common Stock indicated asbeneficially owned by him or her.

				Shares
				Beneficially
		Present		Owned on		Percent
		Principal	Director	February 28,		of
Name	Age	Occupation	Since	2002		Class

		NOMINEES FOR DIRECTOR
		(Term expiring at annual meetingof shareholders in 2005)

Frank J. Bochnowski	63	Retired; formerly Executive Vice President andSecretary of the Company (1)	1999	37,872	(2)	1.39%

Lourdes M. Dennison	60	Administrative Director,Kumpol Dennison SurgicalCorp., Merrillville, Indiana	1983	87,632	(3)	3.21%

Joel Gorelick	54	Executive Vice President and Chief LendingOfficer of the Company	2000	49,199	(4)	1.80%

Gloria C. Gray	72	Retired	1982	66,432	(5)	2.43%

				Shares
				Beneficially
		Present		Owned on		Percent
		Principal	Director	February 28,		of
Name	Age	Occupation	Since	2002		Class

		DIRECTORS CONTINUING IN OFFICE (Term expiring at annual meeting of shareholders in 2003)
David A. Bochnowski	56	President and ChiefExecutive Officer of theCompany (1)	1977	282,667	(4)	10.30%

Jerome F. Vrabel	52	Senior Vice President, ManFinancial, Inc., Chicago,Illinois, a commoditiesbrokerage firm on theChicago Board of Trade	1984	147,288	(4)	5.40%

James L. Wieser	54	Attorney with Wieser &Sterba,Schererville, Indiana (1) (Term expiring at annual meetingof shareholders in 2004)	1999	7,084		0.26%

Leroy F. Cataldi	66	Pharmacist, Dyer, Indiana	1977	73,915	(6)	2.71%

Edward J. Furticella	54	Executive Vice President,Chief Financial Officerand Treasurer ofthe Company	2000	51,802	(4)	1.90%

Stanley E. Mize	60	President, Stan Mize Town &Countree Auto Sales, Inc.,Schererville, Indiana	1997	19,814	(7)	0.73%

(1)	Frank J. Bochnowski and David A. Bochnowski are first cousins. James L.Wieser is the brother-in-law of Jon E. DeGuilio, an executive officer of theCompany.

(2)	Includes 7,632 shares owned by Mr. Bochnowski’s spouse. Also includesstock options representing 11,050 shares of Common Stock which wereexercisable at February 28, 2002.

(3)	Includes 71,030 shares owned by Mrs. Dennison’s spouse.

(4)	For further information regarding the beneficial ownership of theseshares, see “Security Ownership By Certain Beneficial Owners andManagement” below.

(5)	Includes 400 shares owned by Mrs. Gray’s spouse.

(6)	Includes 3,915 shares owed by Mr. Cataldi’s spouse.

(7)	Includes 1,600 shares owned by Mr. Mize’s spouse.

The Board of Directors recommends a vote FOR the nominees listed above.

Meetings and Committees of the Board of Directors

     The Board of Directors conducts its business through meetings of the Boardand its committees. During the year ended December 31, 2001, the Board heldtwelve meetings. No director attended fewer than 75% of the total meetings ofthe Board of Directors and committees on which such Board member served.

     The Board of Directors has appointed an Audit Committee composed ofDirectors Dennison, Mize and Vrabel. The Audit Committee functions as theCompany’s liaison with its external auditors and reviews audit findingspresented by the Company’s internal auditor. The Audit Committee, along withthe external auditors and internal auditor, monitors controls for materialweaknesses and/or improvements in the audit function. The Audit Committee alsomonitors or, if necessary, establishes policies designed to promote fulldisclosure of the Company’s financial condition. All of the members of theAudit Committee are independent within the meaning of Rule 4200(a)(15) of thelisting standards of the National Association of Securities Dealers, Inc. TheBoard of Directors has adopted a written charter for the Audit Committee, acopy of which was attached as an appendix to the Proxy Statement for the 2001annual meeting. During the year ended December 31, 2001, the Audit Committeeheld eight meetings.

     The Board of Directors has appointed a Compensation Committee composed ofDirectors David Bochnowski, Dennison, Gray and Vrabel. The CompensationCommittee is responsible for reviewing, determining and establishing thecompensation of directors and (as the Bank’s Compensation Committee) thesalaries, bonuses and other compensation of the executive officers of the Bank.During the year ended December 31, 2001, the Compensation Committee held onemeeting.

     The Board of Directors has not appointed a Nominating Committee. It has,however, appointed an Executive Committee, composed of Directors DavidBochnowski, Frank Bochnowski, Dennison and Vrabel. The Executive Committee isauthorized to exercise the powers of the Board of Directors between regularBoard meetings, except with respect to the declaration of dividends and otherextraordinary corporate transactions. All actions of the Executive Committeeare reviewed and ratified by the full Board of Directors.

COMPENSATION OF AND TRANSACTIONS WITH OFFICERS AND DIRECTORS

Summary Compensation Table

     The following table sets forth, for the years ended December 31, 2001,2000, and 1999, the cash and non-cash compensation received by each executiveofficer who earned in excess of $100,000 from the Bank during 2001. TheCompany itself pays no compensation to its employees, and each of the namedexecutive officers holds a similar position with the Bank. Each of the namedexecutive officers has been employed by the Company or the Bank for more thanfive years, except that Jon E. DeGuilio joined the Company in December 1999. Prior to then, Mr. DeGuilio was engaged in the private practice of law.

				Long-Term
		Annual Compensation		Compensation

Name and					All Other
Principal Position	Period	Salary	Bonus (1)	Options (2)	Compensation (3)

David A. Bochnowski	2001	$232,698	$100,525	3,000	$43,527
Chairman and Chief	2000	222,552	95,932	4,920	42,411
Executive Officer	1999	210,033	92,910	6,000	44,811
Joel Gorelick	2001	$134,204	$42,825	3,000	$14,762
Executive Vice	2000	127,765	41,125	4,000	14,054
President and Chief	1999	120,578	40,010	2,500	14,469
Lending Officer
Edward J. Furticella	2001	$136,664	$44,750	1,500	$15,033
Executive Vice	2000	127,413	41,125	4,000	14,015
President,	1999	118,634	40,010	3,000	14,236
Chief FinancialOfficer and Treasurer
Jon E. DeGuilio	2001	$104,375	$21,000	1,000	$11,485
Executive Vice	2000	90,000	15,000	1,000	9,900
President,
General Counsel and
Secretary (4)

(1)	“Bonus” amounts represent annual payments under the Bank’s incentiveplan, which is open to all employees who have worked the entire incentiveplan year. The incentive plan is based upon the Company’s return onassets, return on equity and earnings per share.

(2)	“Options” reflects options granted to acquire the listed number of sharesof Common Stock. The Company does not have a stock appreciation rights(SAR) plan and has not granted restricted stock awards.

(3)	“All Other Compensation” includes contributions by the Bank under itsPension Plan on behalf of Messrs. Bochnowski, Gorelick, Furticella andDeGuilio of $18,700, $14,762, $15,033 and $11,485, respectively, for 2001;$18,700, $14,054, $14,015 and $9,900, respectively, for 2000; and $19,200,$14,469, $14,236 and $0, respectively, for 1999. Mr. Bochnowski’s othercompensation also includes for each of 2001, 2000 and 1999, (i) premiumsin the amount of $17,930 for 2001, $17,930 for 2000 and $19,607 for 1999paid by the Bank for disability insurance and term insurance on Mr.Bochnowski’s life pursuant to his employment agreement described below and(ii) credits in the amount of $6,897, $5,781 and $6,004, respectively,under the Bank’s Unqualified Deferred Compensation Plan.

(4)	Mr. DeGuilio joined the Company in December 1999 and his 1999compensation is immaterial.

Compensation of Directors

     All directors who are not also officers of the Company or the Bank receivean annual director’s fee from the Bank of $17,560.

Employment Agreement

     The Bank entered into an employment agreement with David A. Bochnowski asPresident and Chief Executive Officer, effective March 1, 1988 and amendedJanuary 18, 1992. The agreement has a three-year term and provides for annualextensions for additional one-year terms, subject to annual review by theBank’s Board of Directors, unless Mr. Bochnowski gives written notice that theagreement will not be extended further. The agreement provides for a minimumannual salary of $150,000 and for annual salary review by the Board ofDirectors, as well as inclusion of Mr. Bochnowski in any discretionary bonusplans, customary fringe benefits, vacation and sick leave. The agreement isterminable by the Bank for “cause”, defined in the agreement as termination fordishonesty, incompetence, willful misconduct, breach of fiduciary dutyinvolving personal profit, intentional failure to perform stated duties,willful violation of any law, rule or regulation (other than traffic violationsor similar minor offenses) or final cease-and-desist order or a material breachof the agreement. If the Bank were to terminate Mr. Bochnowski without cause,or in the event of his death during the term of the agreement, Mr. Bochnowskior his estate would be entitled to a continuation of his salary for a period ofone year thereafter. Mr. Bochnowski may terminate his agreement upon threemonths’ notice to the Bank.

     The agreement provides that in the event of the termination of Mr.Bochnowski’s employment after any change in “control” of the Company or achange in the capacity or circumstances in which he is employed as contemplatedby the agreement, he will be promptly paid a sum equal to 2.99 times theaverage annual compensation he received during the five-year period immediatelyprior to the date of change of control. “Control” is defined in the agreementby reference to the control determinations set forth in federal bankingregulations, which generally define “control” as the acquisition by any personor entity of the ownership or power to vote more than 25% of the stock of abank or its holding company, although under certain circumstances control mayoccur upon the acquisition of 10% of such stock unless successfully rebutted.

     Mr. Bochnowski’s agreement provides that in the event he becomes disabledduring the term of the agreement, he shall continue to receive his fullcompensation for the first 18 months from the date of such disability, at whichtime the Bank may terminate the agreement and Mr. Bochnowski shall receive 60%of his monthly salary at the time he became disabled until the earlier of hisdeath or his normal retirement date under the Bank’s Pension Plan. Theagreement provides that these amounts shall be offset by any amounts paid toMr. Bochnowski under any other disability program maintained by the Bank. Theagreement also requires the Bank to maintain term insurance on Mr. Bochnowski’slife in the amount of $750,000, payable to his designated beneficiaries.

1994 Stock Option and Incentive Plan

     The Board of Directors adopted the 1994 Stock Option and Incentive Plan(the “Option Plan”), which was approved by shareholders at the 1994 annualmeeting. Pursuant to the Option Plan, an aggregate of 240,000 shares of theCompany’s Common Stock are reserved for issuance in respect of incentive awardsgranted to officers and other employees of the Company and the Bank. Awardsgranted under the Option Plan may be in the form of incentive stock optionswithin the meaning of Section 422 of the Internal Revenue Code of 1986, asamended (the “Code”), or non-incentive stock options or restricted stock. Thepurposes of the Plan are to attract and retain the best available personnel, toprovide additional incentives for all employees and to encourage theircontinued employment by facilitating employees’ purchases of an equity interestin the Company. The Option Plan is administered by a committee composed ofDirectors Dennison, Gray and Vrabel, none of whom is eligible to receive awardsunder the Plan. The committee has discretion as to the persons who willreceive awards and in what amount.

As of December 31, 2001, approximately 111 employees were eligible to be considered for incentive awards under the OptionPlan.

Option Grants

     During the year ended December 31, 2001, a total of 8,500 stock optionswere granted under the Option Plan to the executive officers named in theSummary Compensation Table. In each case, the exercise price per share wasequal to the fair market value of the Common Stock at the time of the grant.

     The table below sets forth further information regarding grants of stockoptions pursuant to the Option Plan during the year ended December 31, 2001, tothe persons named in the Summary Compensation Table.

					Potential Realizable
					Value at Assumed
					Annual Rates of Stock
		% of Total			Price Appreciation for
	Number of	Options Granted	Exercise		Option Term (2)
	Options	to Employees	Price	Expiration
	Granted	in Fiscal Year	(per share)	Date (1)	5%	10%

David A. Bochnowski	3,000	22.3%	$19.50	1/18/2011	$16,200	$35,760
Joel Gorelick	3,000	22.3%	19.50	1/18/2011	16,200	35,760
Edward J. Furticella	1,500	11.1%	19.50	1/18/2011	8,100	17,880
Jon E. DeGuilio	1,000	7.4%	19.50	1/18/2011	5,400	11,920

(1)	Options listed in the table first become exercisable on the fifthanniversary of the date of grant and expire upon the executive’stermination of employment for cause or for any other reason other thandeath, disability or retirement. All options become immediatelyexercisable upon the commencement of a tender or exchange offer for theCommon Stock, or upon a change in control of the Company.

(2)	The dollar amounts under these columns are based on the 5% and 10% ratesset by the Securities and Exchange Commission and are not intended toforecast possible appreciation of the Company’s stock price. Thecalculations assume a five-year option term.

Option Exercises and Year-End Option Values

     The table below sets forth certain information regarding each exercise ofoptions during the year ended December 31, 2001 by the persons named in theSummary Compensation Table and the unexercised options held by them at December31, 2001.

	Number		Number of		Value of Unexercised
	of Shares		Unexercised		In-The-Money
	Acquired	Value	Options Held At		Options At
Name	on Exercise	Realized	December 31, 2001		December 31, 2001

			Exercisable	Unexercisable	Exercisable	Unexercisable

David A. Bochnowski	4,800	70,800	10,000	22,920	$100,460	$35,090
Joel Gorelick	2,000	19,740	2,000	14,300	15,500	22,455
Edward J. Furticella	8,000	81,730	—	13,000	—	17,730
Jon E. DeGuilio	—	—	—	2,000	—	1,250

Benefits

     Profit Sharing Plan and Trust (Pension). The Bank maintains a ProfitSharing Plan and Trust (the “Pension Plan”) for the benefit of its eligibleemployees. All employees are eligible to participate in the Pension Plan ifthey have completed one year of employment with more than 1,000 hours ofservice, and have reached their 21st birthday. This plan is non-contributoryon the part of the employee. Each plan year the Bank’s Board of Directorsdetermines the amount to be contributed by the Bank. This contribution isdiscretionary and is based on the Bank’s financial performance. During theyear ended December 31, 2001, the Bank contributed $402,150 to the PensionPlan. The amounts of these contributions on behalf of the executive officersnamed in the Summary Compensation Table are included in that table under thecolumn “All Other Compensation.” Pension benefits vest on the following scale:two years of service, 40% of benefits accrued through the prior fiscal year;three years of service, 60% of benefits accrued through the prior fiscal year;four years of service, 80% of benefits accrued through the prior fiscal year;and five years of service, 100% of benefits accrued through the prior fiscalyear. The normal retirement age is the first day after reaching age 65, atwhich time the employee is entitled to receive 100% of the contributionspreviously made.

     401(k) Plan. The Bank maintains a 401(k) defined contribution retirementplan for the benefit of its eligible employees. All employees are eligible toparticipate in the plan if they have completed one year of employment and 1,000hours of service and have reached their 21st birthday. This plan isnon-contributory on the part of the Bank. Participating employees may elect tocontribute up to ten percent of their compensation on a pre-tax basis into theplan through regular payroll deduction. Such funds will be invested asdirected by participants into eight investment options. All participants arealways 100% vested in their contributions and the earnings on theirinvestments. Distributions of participant account assets can occur uponretirement, for hardship, upon attainment of age 59-1/2, upon disability, uponthe death of the participant and upon termination of service. The normalretirement age is 65; participants may request early retirement distributionupon retirement and reaching age 55. Participants may obtain loans from theplan pursuant to uniform provisions meeting the requirements of the Code, usingtheir account assets as collateral.

     Unqualified Deferred Compensation Plan. The Bank adopted an UnqualifiedDeferred Compensation Plan (the “Deferred Compensation Plan”) during 1995. Thepurpose of the Deferred Compensation Plan is to provide deferred compensationto key senior management employees of the Bank in order to recognize theirsubstantial contributions to the Bank and to provide them with additionalfinancial security as inducement to remain with the Bank. The DeferredCompensation Plan is administered by the Bank’s Compensation Committee. Inorder to be eligible for participation in the Deferred Compensation Plan, anemployee must hold a key management, full-time position in which he has the opportunity to impact significantly on the annual operating success of theBank. Of those eligible employees, the Compensation Committee selects whichpersons shall be participants in the Deferred Compensation Plan. Participants’accounts are credited each year with an amount based on a formula involving theparticipant’s employer-funded contributions under all qualified plans and thelimitations imposed by Code subsection 401(a)(17) and Code section 415. Following the cessation of the employment of the participant by the Bank forany reason, including the participant’s death, the participant’s account isdistributed to the participant (or, in the event of his death, to hisdesignated beneficiary) in a lump sum cash payment. Currently, David A.Bochnowski is the only participant in the Deferred Compensation Plan. For theyear ended December 31, 2001, the Bank credited $6,897 to Mr. Bochnowski’saccount under the Deferred Compensation Plan. This amount is included in Mr.Bochnowski’s compensation in the Summary Compensation Table under the column“All Other Compensation.”

     Supplemental Executive Retirement Plan. In December 1999, the Bankestablished a Supplemental Executive Retirement Plan (the “SupplementalRetirement Plan”), as an unfunded, non-qualified deferred compensation plan. The purpose of the Supplemental Retirement Plan is to provide a means for thepayment of supplemental retirement benefits to a select group of key seniormanagement employees, in recognition of their substantial contributions to theoperation of the Bank, and to provide those individuals with additionalfinancial security. The Board of Directors determines the Plan participantsand contributions. Currently, Director Frank J. Bochnowski is the onlyparticipant in the Supplemental Retirement Plan.

     Bank Loans. From time to time, the Bank makes loans to the Company’sdirectors and officers and their family members. All of such loans are made onsubstantially the same terms, including interest rates and collateral, as thoseprevailing at the time for comparable transactions with the general public anddo not involve more than the normal risk of repayment or present otherunfavorable features. Loans made to a director or executive officer in excessof $500,000 must be approved in advance by the disinterested members of theBank’s Board of Directors.

     Health and Insurance Benefits. The Bank provides health and accidentbenefits for all full-time employees. Dependent coverage is provided at theemployee’s expense through a group insurance plan upon request. Term lifeinsurance is provided for all employees who have completed one year ofemployment with more than 1,000 hours of service and have reached their 21stbirthday.

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors establishes thecompensation of the Bank’s executive officers. In setting compensation levels,the Company seeks to create a cost-effective and fair package that willattract, retain, and motivate the finest employees available to the Company andthe Bank. The Bank compensates each executive officer based primarily on thefollowing factors:

•	The executive’s level of job responsibility and performance;

•	The Company’s performance; and

•	Compensation available from comparable companies and rivals for an executive’s services.

     The Company structures compensation to motivate executives to achieve theCompany’s strategic goals. Accordingly, executive compensation is linked tothe Company’s short-term and long-term performance.

     Stock options, for example, provide a direct link between executivecompensation and long-term creation of shareholder value. Customarily, optionsawarded by the Company do not become exercisable until five years after thegrant (barring a change in control in the Company). Further, the options areforfeited immediately upon the termination of employment of an executive forcause or for any reason other than death, disability, or retirement. An OptionsCommittee, composed of Compensation Committee members Dennison, Gray, andVrabel, proposed awards of options for 2001 based upon (1) the Company’searnings, (2) the Company’s performance when compared to its peers, (3) theCompany’s achievement of strategic goals, and (4) the executive’s performance. Options were awarded as set forth in the “Option Grants” table above.

     Similarly, the Bank’s incentive plan provides additional compensationbased upon the Company’s performance relative to targets set for return onassets, return on equity, and earnings per share. The Company’s performancesatisfied conditions for payments under the incentive plan.

     Finally, the Committee attempted to maintain the Company’s compensationpackage at a level consistent with compensation paid by comparable firms. TheCommittee considered various surveys, including those available from SNLSecurities, Cole Financial, Inc. and America’s Community Bankers.

     David A. Bochnowski’s compensation for 2001 was determined in accordancewith the same procedures and standards as for the other executive officers ofthe Company; however, Mr. Bochnowski does not vote upon his own compensation,his option awards under the Company’s Option Plan, or his bonus awards underthe Bank’s incentive plan. Further, for 2001, the Committee procured a reporton executive compensation from Cole Financial, Inc. to assist the Committee inevaluating Mr. Bochnowski’s compensation under the comparability standardsdescribed above. Taking into account the Company’s asset and net incomegrowth, return on assets and return on equity results, and operating expenses,the Cole Report concluded that Mr. Bochnowski’s compensation (salary, incentiveand options) was competitive when compared to similarly performing peers. (TheCole Report also found that the compensation (salary, incentive and options)paid to Messrs. Gorelick, Furticella and DeGuilio was also competitive.) TheBoard of Directors and the Compensation Committee approved Mr. DavidBochnowski’s compensation for 2001, as well as the 2001 compensation of Messrs.Gorelick, Furticella and DeGuilio.

Compensation Committee

David A. Bochnowski
Lourdes M. Dennison
Gloria C. Gray
Jerome F. Vrabel

Comparative Stock Performance

     The performance graph and table below compare the cumulative totalshareholder return for the Company with the cumulative total return for the S&P500 Index and for the SNL Securities index of Nasdaq bank stocks having $250million to $500 million in assets (“SNL $250M-$500M Bank Index”). Among theseindices, the Company believes the SNL $250M-$500M Bank Index is the mostrelevant for comparing the Company’s performance because it comprises financialinstitutions most comparable to the Company’s size.

	Period Ending

Index	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

NorthWest Indiana Bancorp	100	140.42	140.00	143.33	133.33	141.67
SNL $250M-$500M Bank Index	100	172.95	154.89	144.10	138.74	197.12
S&P 500 Index	100	133.37	171.44	207.52	188.62	166.22

Compensation Committee Interlocks and Insider Participation

     Of the members of the Company’s Compensation Committee (Directors DavidBochnowski, Dennison, Gray, and Vrabel), only Mr. Bochnowski serves or hasserved as an officer or employee of the Company or its subsidiaries. As statedabove under “Benefits — Bank Loans,” from time to time the Bank makes loans tothe Company’s directors, including members of the Compensation Committee, andtheir families. No Compensation Committee member has any other relationshiprequiring disclosure as an interlocking executive officer or director orotherwise under the rules of the Securities and Exchange Commission (the“SEC”).

RATIFICATION OF APPOINTMENT OF AUDITORS
(Proposal No. 2)

     The Board of Directors has renewed the Company’s arrangements with Crowe,Chizek and Company LLP, independent auditors, to be its auditors for the yearending December 31, 2002, subject to ratification by shareholders. Arepresentative of Crowe, Chizek and Company LLP is expected to be present atthe meeting, will have the opportunity to make a statement if he so desires andwill be available to respond to appropriate questions.

     During 2001, Crowe, Chizek and Company LLP provided services in connectionwith the firm’s audit function, which included an examination of the Company’sfinancial statements, assistance in preparation of reports filed with the SEC,and meeting with the Company’s Board of Directors and Audit Committee relativeto the audit. Non-audit services were primarily related to a loan processassessment, the preparation and review of the Company’s federal and state taxreturns and providing support services to the internal auditor. Crowe, Chizekand Company LLP performs similar audit and non-audit services for the Bank. During 2001, the Company paid the following fees to Crowe, Chizek and CompanyLLP for audit and non-audit services:

Audit Fees	$54,050
Financial Information SystemsDesign and Implementation Fees	$0
Other Fees	$31,500

Report of Audit Committee

     We have reviewed and discussed with management the Company’s auditedfinancial statements as of and for the year ended December 31, 2001. We havediscussed with the Company’s auditors, Crowe, Chizek and Company LLP, thematters required to be discussed by Statement on Auditing Standards No. 61,Communication with Audit Committees, as amended, by the Auditing StandardsBoard of the American Institute of Certified Public Accountants. We have alsoreceived and reviewed the written disclosures and the letter from Crowe, Chizekand Company LLP, required by Independence Standard No. 1, IndependenceDiscussions with Audit Committees, as amended, by the Independence StandardsBoard, and have discussed with the auditors the auditors’ independence.

     Based on the reviews and discussions referred to above, we recommended tothe Board of Directors that the financial statements referred to above beincluded in the Company’s Annual Report on Form 10-K for the year endedDecember 31, 2001.

     We have also considered whether the provision by Crowe, Chizek and CompanyLLP of non-audit related services to the Company and the Bank during 2001 iscompatible with maintaining the auditors’ independence.

Audit Committee

Lourdes M. Dennison
Stanley E. Mize
Jerome F. Vrabel

The Board of Directors recommends a vote FOR ratification.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

     The following table sets forth, as of February 28, 2002, certaininformation as to those persons who were known by management to be beneficialowners of more than 5% of the Company’s Common Stock and as to the shares ofthe Common Stock beneficially owned by the persons named in the “SummaryCompensation Table” and by all directors and executive officers as a group. Persons and groups owning more than 5% of the Common Stock are required to filecertain reports regarding such ownership with the Company and the SEC pursuantto the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Basedon such reports, management knows of no persons, other than as set forth in thetable below, who owned more than 5% of the Common Stock at February 28, 2002. Individual beneficial ownership of shares by the Company’s directors is setforth in the table above under “Election of Directors.” Beneficial ownershipby directors and officers includes shares underlying stock options held by suchpersons under the Company’s Option Plan that are exercisable within 60 days ofFebruary 28, 2002.

Name and Address	Amount and Nature		Percent of Shares
of Individual or	of Beneficial		of Common Stock
Identity of Group	Ownership		Outstanding

David A. Bochnowski	282,667	(1)	10.30%
10203 Cherrywood Lane
Munster, IN 46321

Jerome F. Vrabel	147,288	(2)	5.40%
506 Wilderness Drive
Schererville, IN 46375

Joel Gorelick	49,199	(3)	1.80%
8589 West 85th Street
Schererville, IN 46375

Edward J. Furticella	51,802	(4)	1.90%
1615 Timberwood Lane
Munster, IN 46321

Jon E. DeGuilio	531	(5)	0.02%
XXXXX
XXXXX, XX XXXXX

All directors and executiveofficers as a group (11 persons)	824,236	(6)	30.14%

(1)	Includes 39,821 shares as to which Mr. Bochnowski’s spouse has voting anddispositive power and 26,400 shares which are owned by their children forwhich his spouse is custodian or trustee. Also includes stock optionsrepresenting 14,000 shares of Common Stock which were exercisable atFebruary 28, 2002.

(2)	Includes 48,746 shares owned by Mr. Vrabel’s spouse.

(3)	Includes 882 shares owned by Mr. Gorelick’s spouse. Also includes stockoptions representing 4,500 shares of Common Stock which were exercisableat February 28, 2002.

(4)	Includes 664 shares owned by Mr. Furticella’s spouse. Also includesstock options representing 2,000 shares of Common Stock which wereexercisable at February 28, 2002.

(5)	Includes 81 shares owned by Mr. DeGuilio’s spouse.

(6)	Includes 31,550 shares as stock options which the Company’s directors andexecutive officers hold under the Option Plan and which were exercisableat February 28, 2002. Such shares have been added to the total sharesoutstanding in order to determine the ownership percentage of theCompany’s directors and executive officers as a group at February 28,2002.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company’s officers anddirectors, and persons who own more than 10% of the Company’s Common Stock, tofile reports of ownership with the SEC. Officers, directors and greater than10% shareholders are required to furnish the Company with copies of all Section16(a) forms they file. Based solely on its review of copies of such formsreceived by it, or written representations from certain reporting persons thatno Forms 5 were required for those persons, the Company believes that duringthe year ended December 31, 2001, all filing requirements applicable to itsofficers, directors, and greater than 10% shareholders were complied with.

SHAREHOLDER PROPOSALS

     In order to be eligible for inclusion in the Company’s proxy materials fornext year’s annual meeting of shareholders, any shareholder proposal to takeaction at such meeting must be received at the Company’s office at 9204Columbia Avenue, Munster, Indiana, no later than November 18, 2002. Any suchproposals shall be subject to the requirements of the proxy rules adopted underthe Exchange Act. In addition, any shareholder proposal received afterFebruary 1, 2003 will be considered untimely for consideration at that meeting.

ANNUAL REPORT ON FORM 10-K

     Upon written request, the Company will furnish to shareholders, withoutcharge, a copy of the Company’s most recent Annual Report on Form 10-K(including financial statements and schedules, but excluding exhibits). Sendyour request to: Secretary, NorthWest Indiana Bancorp, 9204 Columbia Avenue,Munster, Indiana 46321.

INCORPORATION BY REFERENCE

     To the extent this Proxy Statement has been or will be specificallyincorporated by reference into any filing by the Company under the Exchange Actor the Securities Act of 1933, as amended, the sections of this Proxy Statemententitled “Compensation Committee Report on Executive Compensation,”“Comparative Stock Performance” and “Report of Audit Committee” shall not bedeemed to be so incorporated unless specifically otherwise provided in any suchfiling.

JON E. DEGUILIO,
Executive Vice President and Secretary
Dated: March 18, 2001

NORTHWEST INDIANA BANCORP
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

I hereby appoint the official proxy committee of the Board of Directors ofNorthWest Indiana Bancorp (the “Company”), or any member thereof, my proxies,with power of substitution, to vote all shares of the Company’s Common Stockwhich I am entitled to vote at the Annual Meeting of Shareholders, to be held atthe Center for Visual & Performing Arts, 1040 Ridge Road, Munster, Indiana, onWednesday, April 17, 2002 at 8:30 A.M., and at any adjournment, as follows:

1.	ELECTION OF DIRECTORS	FOR nominees listed below (except those stricken below) ☐	WITHHOLD AUTHORITY to vote forall nominees listed below ☐

Frank J. Bochnowski	Lourdes M. Dennison	Joel Gorelick	Gloria C. Gray

(INSTRUCTIONS: To withhold authority to vote for any individual nominee strike through that nominee’s name above.)

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF CROWE, CHIZEK AND COMPANY LLP, as auditors for the fiscal year ending December 31,2002.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	In their discretion on any other matters that may properly come before the meeting or any adjournment thereof.
(Continued and to be signed on the other side)

(Continued from other side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER SPECIFIED HEREONAND, IN THE ABSENCE OF SPECIFICATION, WILL BE VOTED FOR THE ELECTION OF ALLNOMINEES FOR DIRECTOR AND FOR ALL OTHER PROPOSALS.

Please sign exactly as name appears below. When shares are held by two or morepersons, all of them should sign. When signing as attorney, executor,administrator, trustee or guardian, please give full title as such. If acorporation, please sign in full corporate name by a duly authorized officer. Ifa partnership, please sign in partnership name by authorized person. Receipt ofNotice of Annual Meeting, Proxy Statement and Annual Report to Shareholders ishereby acknowledged.

Signature	Signature if Held Jointly

	Date	,	2002

	Please mark, sign, date and return the proxy card promptlyusing the enclosed envelope.